Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Alto Neuroscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share, 2024 Equity Incentive Plan	Other	1,349,328(2)	$2.86(5)	$3,859,078.08(5)	0.00015310	$590.83

Equity	Common Stock, $0.0001 par value per share, 2024 Employee Stock Purchase Plan	Other	269,865(3)	$2.44(6)	$658,470.60(6)	0.00015310	$100.82

Equity	Common Stock, $0.0001 par value per share, 2025 Inducement Plan	Other	500,000(4)	$2.86(5)	$1,430,000.00(5)	0.00015310	$218.94

Total Offering Amounts					$5,947,548.68		$910.59

Total Fee Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$910.59

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (the “Common Stock”) that become issuable under the Alto Neuroscience, Inc. 2024 Equity Incentive Plan (the “2024 Plan”), the Alto Neuroscience, Inc. 2024 Employee Stock Purchase Plan (the “2024 ESPP”), and the Alto Neuroscience, Inc. 2025 Inducement Plan (the “2025 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2024 Plan on January 1, 2025, pursuant to an “evergreen” provision contained in the 2024 Plan. Pursuant to such provision, on January 1 of each year through January 1, 2034, the number of shares authorized for issuance under the 2024 Plan is automatically increased by an amount equal to either: (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year or (b) a number of shares of Common Stock that may be determined by the Registrant’s board of directors that is less than the preceding clause (a).

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2024 ESPP on January 1, 2025, pursuant to an “evergreen” provision contained in the 2024 ESPP. Pursuant to such provision, on January 1 of each year through January 1, 2034, the number of shares authorized for issuance under the 2024 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) 750,000 shares; or a number of shares of Common Stock that may be determined by the Registrant’s board of directors that is less than (a) and (b).

(4)

Represents shares of Common Stock authorized for issuance under the 2025 Inducement Plan as inducement grants pursuant to the adoption and approval of the 2025 Inducement Plan by the Registrant’s board of directors on February 6, 2025.

(5)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 19, 2025, as reported on The New York Stock Exchange.

(6)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 19, 2025, as reported on The New York Stock Exchange, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2024 ESPP.